Exhibit 13.9

Advertisement: Monogram Doug 30 Sec LEARN_BB
Duration: 30 Seconds
CTA Target: thebonebot.com
CTA Tagline: “Learn”

Dr. Douglas Unis, Founder & CMO: I do about 400 maybe 500 joints a year and I’ve seen every possible complication I’ve seen every bad outcome…and you look at the way we do joint replacement surgery, and its pretty much the same way that we’ve been doing it for 40 or 50 years. There are technologies that are maturing that can really change* the way that we do orthopedic surgery.

Narrator: Monogram is the future of orthopaedics. Visit thebonebot.com to learn more. Thats thebonebot.com.

* Testing the waters disclaimer:

MONOGRAM ORTHOPAEDICS, INC. IS TESTING THE WATERS UNDER TIER 2 OF REGULATION A. NO MONEY OR OTHER CONSIDERATION IS BEING SOLICITED, AND IF SENT IN RESPONSE, WILL NOT BE ACCEPTED. NO OFFER TO BUY THE SECURITIES CAN BE ACCEPTED AND NO PART OF THE PURCHASE PRICE CAN BE RECEIVED UNTIL THE OFFERING STATEMENT FILED BY THE COMPANY WITH THE SEC HAS BEEN QUALIFIED BY THE SEC. ANY SUCH OFFER MAY BE WITHDRAWN OR REVOKED, WITHOUT OBLIGATION OR COMMITMENT OF ANY KIND, AT ANY TIME BEFORE NOTICE OF ACCEPTANCE GIVEN AFTER THE DATE OF QUALIFICATION. AN INDICATION OF INTEREST INVOLVES NO OBLIGATION OR COMMITMENT OF ANY KIND. AN OFFERING STATEMENT REGARDING THIS OFFERING HAS BEEN FILED WITH THE SEC.

YOU MAY OBTAIN A COPY OF THE PRELIMINARY OFFERING CIRCULAR THAT IS PART OF THAT OFFERING STATEMENT FROM https://www.sec.gov/Archives/edgar/data/1769759/000110465920132504/tm2029060d6_partiiandiii.htm